Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Record 2006 First Quarter Results;
                  Sales up 22% and Net Income up 55%

    LOS ANGELES--(BUSINESS WIRE)--April 20, 2006--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the first quarter ended March 31, 2006. Net income was a record $71.9 million, up 55%, or $2.14 earnings per diluted share. This compares with net income of $46.4 million, or $1.41 earnings per diluted share for the 2005 first quarter. 2006 first quarter sales were a record $988 million, an increase of 22% compared with 2005 first quarter sales of $811.9 million. The 2006 first quarter financial results include in cost of sales a pre-tax LIFO expense amount of $5.0 million, or $.09 per diluted share, compared with a pre-tax LIFO expense amount of $12.5 million, or $.24 per diluted share, for the same period in 2005.
    David H. Hannah, Chief Executive Officer of Reliance, said, "Strong customer demand resulting in increased volumes of metals sold was the key driver of our first quarter performance. Overall, volume was up 27% compared to the 2005 first quarter, and up 12% from the 2005 fourth quarter. The various end-market industries where we sell our products are still doing quite well, with strength in the aerospace and non-residential construction markets leading the way."
    "We are optimistic regarding the current operating environment and the favorable impact of our recent acquisitions, especially Earle M. Jorgensen Company. We look forward to the opportunity to continue to execute our strategies for future growth and success. At this time, we do not expect any significant changes in demand or pricing and, including the earnings of Earle M. Jorgensen Company, as well as the increase in the number of our shares outstanding as a result of that transaction, we estimate earnings per diluted share for the 2006 second quarter in a range of $2.25 to $2.35," said Hannah.
    On April 3, 2006, Reliance completed the previously announced acquisition of Earle M. Jorgensen Company formerly (NYSE:JOR) ("EMJ"). The transaction was valued at approximately $984 million, including the assumption of EMJ's net debt, with a per share consideration of $14.21 based on the average closing price of Reliance common stock of $86.43 for the 20-day period ending on the second trading day prior to the closing. Reliance paid $6.50 in cash and issued 0.0892 of a share of Reliance common stock for each share of EMJ common stock outstanding. The per share value was above Reliance's $13.00 per share offer price because the average closing price of Reliance common stock noted above exceeded the upper limit of the collar on the stock portion of the consideration. Based on the closing price of Reliance's common stock on March 31, 2006 of $93.92 per share, the value to EMJ stockholders would have been $14.88 per share of EMJ common stock on that date.
    At closing, Reliance issued approximately 4.5 million shares of its common stock valued at about $387 million based on the Reliance 20-day average closing price. The cash portion of approximately $387 million, which includes the cash out of certain EMJ options and estimated transaction costs, was financed under Reliance's $600 million syndicated credit facility. Upon closing of the acquisition, Reliance's syndicated credit facility was increased to $700 million. The credit facility and private placement notes of Reliance were amended in February of 2006 to allow for EMJ's senior secured indentures of $250 million, which were assumed by Reliance, in addition to $2.9 million of EMJ's other existing debt.
    The acquisition will be immediately accretive to Reliance. The combined companies have more than 150 locations in 36 states and Belgium, Canada, China and South Korea with total assets of approximately $3 billion and annual revenues of more than $5 billion. EMJ now operates as a wholly owned subsidiary of Reliance.
    On February 15, 2006, the Company's Board of Directors declared the regular quarterly cash dividend of $.10 per share of common stock. The 2006 first quarter cash dividend was paid on March 31, 2006 to shareholders of record March 10, 2006. 2006 marks the 46th consecutive year that Reliance has paid quarterly dividends to its shareholders.
    Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the first quarter financial results for the period ended March 31, 2006. All interested parties are invited to listen to the web cast on April 20, 2006 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media. The web cast will remain on the Reliance web site at: www.rsac.com through May 20, 2006 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.
    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 150 locations in 36 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America's Best Big Companies.

    This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.


                     RELIANCE STEEL & ALUMINUM CO.
                        SELECTED FINANCIAL DATA
           (In thousands except share and per share amounts)

                                                Three Months
                                              Ended March 31,
                                       -------------------------------
                                            2006            2005
                                       ---------------  --------------
Income Statement Data:
Net sales                             $       987,986  $      811,907
Gross profit                                  270,185         215,936
Operating profit(1)                           122,114          83,777
EBITDA(2)                                     134,368          92,243
EBIT(2)                                       122,547          81,081
Pre-tax income                                116,838          74,780
Net income                                     71,855          46,363
EPS -- diluted                        $          2.14  $         1.41
Weighted average shares outstanding
 -- diluted                                33,598,332      32,972,593
Gross margin                                     27.3%           26.6%
Operating profit margin(1)                       12.4%           10.3%
EBITDA margin(2)                                 13.6%           11.4%
EBIT margin(2)                                   12.4%           10.0%
Pre-tax margin                                   11.8%            9.2%
Net margin                                        7.3%            5.7%
Cash dividends per share              $           .10  $          .09


                                         March 31,       December 31,
                                            2006            2005
                                       ---------------  --------------
Balance Sheet and Other Data:
Current assets                        $       969,816  $      847,348
Working capital                               558,023         513,529
Net fixed assets                              504,638         479,719
Total assets                                1,926,875       1,769,070
Current liabilities                           411,793         333,819
Long-term debt(3)                             331,327         306,790
Shareholders' equity                        1,102,413       1,029,865
Capital expenditures (year-to-date)            26,109          53,740
Net debt-to-total capital(4)                     23.7%           23.8%
Return on equity(5)                              22.4%           25.0%
Current ratio                                     2.4             2.5
Book value per share                  $         33.25  $        31.11
Cash flow from operations per
 share(5)                             $          8.33  $         8.22

(1) Operating profit is calculated as net sales less cost of sales, warehouse, delivery, selling, general and administrative expenses and depreciation expense.

(2) See Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We believe that EBIT and EBITDA are commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBIT and EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBIT and EBITDA are significant components in understanding and assessing financial performance. EBIT or EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

(3) Long-term debt includes capital lease obligations of $5,377 and $5,515 as of March 31, 2006 and December 31, 2005, respectively.

(4) Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders' equity plus total debt (net of cash).

(5) Calculations are based on the latest twelve months.


                     RELIANCE STEEL & ALUMINUM CO.
                      CONSOLIDATED BALANCE SHEETS
                  (In thousands except share amounts)

                                ASSETS

                                          March 31,      December 31,
                                            2006            2005
                                       ---------------  --------------
                                        (Unaudited)
Current assets:
 Cash and cash equivalents            $        34,459  $       35,022
 Accounts receivable, less allowance
  for doubtful accounts of $11,216 at
  March 31, 2006 and $10,511 at
  December 31, 2005, respectively             437,319         369,931
 Inventories                                  444,406         387,385
 Prepaid expenses and other current
  assets                                       17,650          19,009
 Deferred income taxes                         35,982          36,001
                                       ---------------  --------------
Total current assets                          969,816         847,348
Property, plant and equipment, at
 cost:
 Land                                          64,539          60,207
 Buildings                                    291,868         281,986
 Machinery and equipment                      423,327         403,403
 Accumulated depreciation                    (275,096)       (265,877)
                                       ---------------  --------------
                                              504,638         479,719

Goodwill                                      392,276         384,730
Other assets                                   60,145          57,273
                                       ---------------  --------------
Total assets                          $     1,926,875  $    1,769,070
                                       ===============  ==============


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                     $       238,356  $      184,443
 Accrued expenses                              27,973          19,234
 Accrued compensation and retirement
  costs                                        34,009          52,354
 Accrued insurance costs                       23,205          23,372
 Income taxes payable                          42,969           4,141
 Deferred income taxes                            214             214
 Current maturities of long-term debt          44,525          49,525
 Current maturities of capital lease
  obligations                                     542             536
                                       ---------------  --------------
Total current liabilities                     411,793         333,819
Long-term debt                                325,950         301,275
Capital lease obligations                       5,377           5,515
Long-term retirement costs                     14,979          15,660
Deferred income taxes                          65,376          65,808
Minority interest                                 987          17,128
Commitments and contingencies                      --              --
Shareholders' equity:
 Preferred stock, no par value:
   Authorized shares -- 5,000,000
   None issued or outstanding                      --              --
 Common stock, no par value:
   Authorized shares -- 100,000,000
   Issued and outstanding shares --
    33,160,050 March 31, 2006 and
    33,108,999 December 31, 2005
    respectively, stated capital              326,468         325,010
 Retained earnings                            775,164         704,530
 Accumulated other comprehensive
  income                                          781             325
                                       ---------------  --------------
Total shareholders' equity                  1,102,413       1,029,865
                                       ---------------  --------------
Total liabilities and shareholders'
 equity                               $     1,926,875  $    1,769,070
                                       ===============  ==============


                     RELIANCE STEEL & ALUMINUM CO.
                   CONSOLIDATED STATEMENTS OF INCOME
           (In thousands except share and per share amounts)

                                                Three Months
                                              Ended March 31,
                                       -------------------------------
                                            2006            2005
                                       ---------------  --------------

Net sales                             $       987,986  $      811,907
Other income, net                               1,278             665
                                       ---------------  --------------
                                              989,264         812,572
Costs and expenses:
  Cost of sales (exclusive of
   depreciation and amortization
   shown below)                               717,801         595,971
  Warehouse, delivery, selling,
   general and administrative                 137,048         121,782
  Depreciation and amortization                11,821          11,162
  Interest                                      5,709           6,301
                                       ---------------  --------------
                                              872,379         735,216
                                       ---------------  --------------

Income before minority interest and
 income taxes                                 116,885          77,356
Minority interest                                 (47)         (2,576)
                                       ---------------  --------------
Income from continuing operations
 before income taxes                          116,838          74,780
Provision for income taxes                     44,983          28,417
                                       ---------------  --------------

Net income                            $        71,855  $       46,363
                                       ===============  ==============

Earnings per share:
Income from continuing operations --
 diluted                              $          2.14  $         1.41
                                       ===============  ==============
Weighted average shares outstanding
 -- diluted                                33,598,332      32,972,593
                                       ===============  ==============

Income from continuing operations --
 basic                                $          2.17  $         1.41
                                       ===============  ==============
Weighted average shares outstanding
 -- basic                                  33,139,762      32,781,391
                                       ===============  ==============

Cash dividends per share              $           .10  $          .09
                                       ===============  ==============


                   Reconciliation of EBIT and EBITDA

Income from continuing operations
 before income taxes                  $       116,838  $       74,780
Interest expense                                5,709           6,301
                                       ---------------  --------------
EBIT                                          122,547          81,081
                                       ---------------  --------------
Depreciation and amortization expense          11,821          11,162
                                       ---------------  --------------
EBITDA                                $       134,368  $       92,243
                                       ===============  ==============


                     RELIANCE STEEL & ALUMINUM CO.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                            Three Months Ended
                                                 March 31,
                                     ---------------------------------
                                           2006             2005
                                     ----------------- ---------------


Operating activities:
Net income                            $        71,855  $       46,363
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Depreciation and amortization               11,821          11,162
   Deferred income taxes                         (436)             --
   (Gain)/Loss on sales of machinery
    and equipment                                (527)            113
   Minority interest                               47           2,576
   Stock based compensation expense             1,132              --
   Tax benefit of stock options
    exercised                                      --           1,387
   Excess tax benefits from stock
    based compensation                           (963)             --
   Changes in operating assets and
    liabilities:
     Accounts receivable                      (66,261)        (41,878)
     Inventories                              (53,935)        (33,370)
     Prepaid expenses and other
      assets                                   (2,180)            553
     Accounts payable and accrued
      expenses                                 80,486          48,883
                                       ---------------  --------------
Net cash provided by operating
 activities                                    41,039          35,789

Investing activities:
Purchases of property, plant and
 equipment, net                               (26,109)        (10,798)
Acquisitions of metal service centers
 and net asset purchases of metal
 service centers, net of cash
 acquired                                     (34,826)             --
Proceeds from sales of property and
 equipment                                      1,678             853
                                       ---------------  --------------
Net cash used in investing activities         (59,257)         (9,945)

Financing activities:
Proceeds from borrowings                      170,000         111,000
Principal payments on long-term debt
 and short-term borrowings                   (150,457)       (138,250)
Payments to minority shareholders              (1,291)           (541)
Dividends paid                                 (3,316)         (2,961)
Excess tax benefits from stock based
 compensation                                     963              --
Exercise of stock options                       1,236           5,752
Issuance of common stock                          222             246
                                       ---------------  --------------
Net cash provided by (used in)
 financing activities                          17,357         (24,754)
Effect of exchange rate changes on
 cash                                             298             246
                                       ---------------  --------------
(Decrease)/Increase in cash and cash
 equivalents                                     (563)          1,336
Cash and cash equivalents at
 beginning of period                           35,022          11,659
                                       ---------------  --------------
Cash and cash equivalents at end of
 period                               $        34,459  $       12,995
                                       ===============  ==============

Supplemental cash flow information:

Interest paid during the period       $         4,112  $        3,965
Income taxes paid during the period   $         5,427  $        1,149

    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle, Investor Relations
             713-610-9937
             213-576-2428
             kfeazle@rsac.com
             investor@rsac.com